Exhibit 23.5

CONSENT OF ROBERT L. SANDEFUR, P.E.

To:	British Columbia Securities Commission
United States Securities and Exchange Commission

Re:	Expert Consent for Annual Information Form

A technical report “NI 43-101 Technical Report, Dolores Gold-Silver” and dated effective September 30, 2011, (the “Technical Report”) was prepared for Pan American Silver Corp. (the “Corporation”) in accordance with National Instrument 43-101 – Standards of Disclosure for Mineral Projects by Robert L. Sandefur, P.E., in whole or in part, and filed with applicable securities regulatory authorities.

The undersigned does hereby consent to the written disclosure of the Technical Report and the extracts from, or summary of, or references to the Technical Report and other scientific and technical information relating solely to the Corporation by the Corporation in the annual information form of the Corporation, dated March 28, 2014 (the “AIF”) and in the Annual Report on Form 40-F of the Corporation, dated March 28, 2014 (the “40-F”).  The undersigned does also hereby consent to the reference to my name in the AIF and the 40-F.

The undersigned consents to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-149580, 333-180494 and 333-180495) and on Form F-10 (File No. 333-180304) of the references to my name and the above mentioned information in the AIF and 40-F.

The undersigned does hereby confirm that I have read the AIF and the 40-F and have no reason to believe that there are any misrepresentations in the information contained in the AIF or the 40-F that are (a) derived from the Technical Report; or (b) within my knowledge as a result of the services I performed in connection with the Technical Report.

Dated this 28th day of March, 2014.

/s/ Robert L. Sandefur
Robert L. Sandefur, P.E.